PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	July 27,	July 29,
	2008	2007
Cash flows from operating activities:
Net income (loss)	$(211,001)	$24,161
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	79,794	72,234
Gain on sale of facility	-	(3,027)
Minority interest in income of consolidated subsidiaries	1,456	2,424
Impairment of goodwill	138,535	-
Impairment of long-lived assets	66,873	-
Changes in assets and liabilities and other	(9,740)	(1,718)

Net cash provided by operating activities	65,917	94,074

Cash flows from investing activities:
Purchases of property, plant and equipment	(94,941)	(56,951)
Purchases of short-term investments and other	(327)	(5,465)
Proceeds from sales of investments and other	3,558	48,253
Proceeds from sale of facility and other	-	5,783
Investment in joint venture	(2,598)	(1,000)

Net cash used in investing activities	(94,308)	(9,380)

Cash flows from financing activities:
Repayments of long-term borrowings	(179,968)	(94,587)
Proceeds from long-term borrowings	139,640	3,369
Proceeds from issuance of common stock	-	631
Other	(950)	(1,485)

Net cash used in financing activities	(41,278)	(92,072)

Effect of exchange rate changes on cash	790	(1,991)

Net decrease in cash and cash equivalents	(68,879)	(9,369)
Cash and cash equivalents, beginning of period	146,049	129,425

Cash and cash equivalents, end of period	$77,170	$120,056

Supplemental disclosure of cash flow information:
Change in accrual for purchases of property, plant and equipment	$(40,144)	$16,480
Capital lease obligation for purchases of property, plant and
equipment	$61,662	$-